Exhibit 10.7

LYFT, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved by the Board of Directors on January 29, 2019

Lyft, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2019 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in use, the meaning given to such terms or any similar terms in the primary successor to the Plan. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

Subject to Section 9 of this Policy, this Policy will be effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities (the “Registration Statement”) (such date, the “Effective Date”).

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as the chair of the Board, the lead Outside Director, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Chair of the Board	$50,000
Lead Outside Director:	$25,000
Chair of Audit Committee:	$25,000
Member of Audit Committee:	$10,000
Chair of Compensation Committee:	$20,000
Member of Compensation Committee:	$8,500
Chair of Nominating and Corporate Governance Committee:	$11,000
Member of Nominating and Corporate Governance Committee:	$5,000

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual cash fee as the chair of the committee, and not the annual cash fee as a member of the committee.

2.	EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b) Initial Award. Subject to Section 4 of this Policy, each individual who first becomes an Outside Director following the Effective Date will be granted an award of restricted stock units (an “Initial Award”) covering a number of Shares having a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) (the “Grant Value”) equal to (x) $260,000 multiplied by (y) the fraction obtained by dividing (A) the number of full months during the period beginning on the date the individual first becomes an Outside Director and ending on the one-year anniversary of the date of the then-most recent Annual Meeting (or, if no Annual Meeting has yet to occur, May 20, 2019) (the “Initial Award Vesting Period”) by (B) 12, rounded to the nearest whole Share. The Initial Award will be made on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Subject to Section 3 of this Policy, each Initial Award will vest in equal installments over the remaining Quarterly Vesting Dates (as defined below) occurring during the period beginning on the date that is three months following the date that the Initial Award is granted and ending on the earlier of (i) the last day of the Initial Award Vesting Period or (ii) the day prior to the date of the Annual Meeting next following the date the Initial Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. For the avoidance of doubt, in all events each Initial Award granted in accordance with this Policy will vest no later than the day prior to the date of the Annual Meeting next following the date the Initial Award was granted. “Quarterly Vesting Date” means each of February 20, May 20, August 20, and November 20.

(c) Annual Award. Subject to Section 4 of this Policy, on the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having a Grant Value of $260,000, rounded to the nearest whole Share.

Subject to Section 3 of this Policy, 25% of each Annual Award will vest on each of the first four Quarterly Vesting Dates occurring after the date the Annual Award is granted, except that the fourth quarterly vesting date of each Annual Award shall occur no later than the day prior to the date of the Annual Meeting next following the date the Annual Award was granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. For the avoidance of doubt, in all events each Annual Award granted in accordance with this Policy will vest upon the earlier to occur of (i) the fourth Quarterly Vesting Date occurring after the date that the Annual Award was granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award was granted.

(d) Deferral of Awards. Unless and until otherwise determined by the Board or the Compensation Committee, as applicable, each Outside Director may elect to defer the delivery of the settlement of any Initial Award or Annual Award that would otherwise be delivered to such Outside Director on or following the date such Award vests pursuant to the terms of Sections 2(b) and 2(c) above (the “Deferral Election”). Unless otherwise determined by the Board or the Compensation Committee, for any such Deferral Election to be effective, it must be submitted on or prior to the end of the calendar year prior to the date the Award will be granted (or, in the case of any individual who first becomes an Outside Director following the Effective Date, within 30 days after the individual first becomes an Outside Director) (in each case, the “Deferral Election Deadline”). Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Code Section 409A, unless otherwise specifically determined by the Board or the Compensation Committee. Deferral Elections shall be made pursuant to a form of deferral election in substantially the form attached hereto as Exhibit A or such other form as approved by the Board or the Compensation Committee.

3.	CHANGE IN CONTROL

In the event of a Change in Control, 100% of each Outside Director’s then-outstanding Company equity awards granted under this Policy will become vested in full and, to the extent applicable, become immediately exercisable immediately prior to consummation of such Change in Control.

4.	ANNUAL COMPENSATION LIMIT

No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity compensation award (including any Awards) with an aggregate value greater than $1,000,000 (with the value of each equity compensation award based on its Grant Value for purposes of the limitation under this Section 4). Any cash compensation paid or equity compensation award (including any Awards) granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

5.	TRAVEL AND MEMBERSHIP EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board or its committees meetings will be reimbursed by the Company. Each Outside Director will also be reimbursed for up to $5,000 per year for membership fees or other expenses related to membership in an association related to such Outside Director’s service to the Board or its committees.

6.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

8.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes or other costs incurred as a result of Section 409A or any other tax law or rule.

9.	STOCKHOLDER APPROVAL

The initial adoption of the Policy will be subject to approval by the Company’s stockholders (the “Initial Stockholder Approval”). The Initial Stockholder Approval will occur prior to the Effective Date. Unless otherwise required by applicable law, following the Initial Stockholder Approval, the Policy shall not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, in connection with an event contemplated in Section 10 hereof.

10.	REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

EXHIBIT A

LYFT, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Restricted Stock Unit Deferral Election Form

For Outside Directors

Please complete and return this Restricted Stock Unit Deferral Election Form (the “Election Form”), as described below, [for existing outside directors: on or before December 31 of each year] [for new outside directors only: within 30 days following the date you join the Board] (the “Submission Deadline”), to Stock Administration, Lyft, Inc. 185 Berry Street, Suite 5000, San Francisco, CA 94107.

Neither the provision of this Election Form nor your completion of this Election Form represents a commitment by the Company to grant an Award to you. The grant of an Award remains subject to the terms of the Company’s Outside Director Compensation Policy as may be hereinafter amended (the “Policy”). Terms not otherwise defined herein shall have the meaning set forth in the Policy.

I understand that my Election Form will become irrevocable effective as of the Submission Deadline.

I.	PERSONAL INFORMATION

(Please print)

Participant Name:                                                   (the “Participant”)

II.	RSU DEFERRAL ELECTION

By signing below, I elect to defer in accordance with Article III below 100% of my Annual Award that may be granted to me, if any, under the Plan and pursuant to the Policy for services performed by me during the calendar year following the year in which I tender this election. If I do not timely submit a properly completed deferral election form, then my Annual Award will vest and settle in equal installments on each of the first four Quarterly Vesting Dates (as defined in the Outside Director Compensation Policy) occurring after the date the Annual Award is granted except that the fourth quarterly vesting date of each Annual Award shall occur no later than the day prior to the date of the Annual Meeting next following the date the Annual Award was granted, in each case, subject to my continuing to be a Service Provider through the applicable vesting date, and further subject to Section 3 of the Policy.

For new outside directors only:

By signing below, I elect to defer in accordance with Article III below 100% of my Initial Award that may be granted to me, if any, under the Plan and pursuant to the Policy. If I do not timely submit a properly completed deferral election form, then my Initial Award will vest and settle in equal installments over the remaining Quarterly Vesting Dates occurring during the period beginning on the date the Initial Award is granted and ending on the earlier of (i) the last day of the Initial Award Vesting Period or (ii) the day prior to the date of the Annual Meeting next following the date the Initial Award is granted, in each case, subject to my continuing to be a Service Provider through the applicable vesting date, and further subject to Section 3 of the Policy.

All Awards that are deferred pursuant to this Section II shall be referred to as “Deferred Awards” in this Election Form.

III.	DEFERRED SETTLEMENT

By signing below, I elect to have my Deferred Awards settled as follows:

1. Subject to the following paragraph, my Deferred Awards will be settled in a single lump sum installment in whole shares on the earlier of

(a) immediately prior to a Change in Control, provided that, for the avoidance of doubt, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A;

(b) within 60 days following my Separation Date or my death, whichever is earlier; or

(c)                             ,                         (please enter a date no earlier than January 1, 202[    ]1) (if left blank, this provision will not apply).

For the purposes of the foregoing, “Separation Date” means the date of my retirement or other separation from service with the Company and all of its Affiliates (as determined in accordance with Section 409A(2)(A)(i) of the Code and Treasury regulation section 1.409A-1(h)).

2. If a distribution hereunder is triggered because of my Separation Date and I am a “specified employee” within the meaning of Section 409A at the time of my Separation Date, then the distribution that I would otherwise be entitled to receive upon the Separation Date will not be settled until the date that is 6 months and 1 day following the Separation Date, unless I die following my Separation Date, in which case, my distribution will commence as soon as practicable following my death.

IV.	PARTICIPANT ACKNOWLEDGEMENTS AND SIGNATURE

1. I agree to all of the terms and conditions of this Election Form.

2. I acknowledge that I have received and read a copy of the Plan’s prospectus and that I am familiar with the terms and provisions of the Plan.

3. I agree to the right of the Administrator to amend or terminate this election at any time and for any reason, with or without notice; provided that such termination or amendment is performed in compliance with Section 409A (as determined by Company legal counsel in its sole and absolute discretion).

[1]	NTD: At least two years after the grant to ensure that the RSUs are fully vested at the time of distribution.

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4. I understand that the obligation of the Company to settle any Deferred Awards is unfunded and that no assets of any kind have been segregated in a trust or otherwise set aside to satisfy any obligation under this Election Form. I also understand that any election to defer the settlement of any Awards pursuant to this Election Form will make me only a general, unsecured creditor of the Company.

5. I understand that any amounts deferred will be taxable as ordinary income in the year settled. Notwithstanding, I agree and understand that the Company does not guarantee in any way whatsoever the tax treatment of any deferrals or payments made under the Policy or this Election Form. I will be responsible for all taxes and any other costs owed with respect to any deferrals or payments made with respect to my Awards.

6. I understand that the Company will be under no obligation to settle any Deferred Awards until any income and employment tax withholding obligations are satisfied and that if I fail to satisfy any such tax withholding obligations I will forfeit my right to receive the shares subject to my Deferred Award. I understand that the Company has the right (but not the obligation) to withhold taxes from my Deferred Awards (including pursuant to net share withholding) in any amount and through such procedure as the Company deems necessary or desirable to satisfy any income or other tax obligations incurred with respect to my Awards.

7. I understand that, upon receipt of any Deferred Awards, in addition to federal taxes, I may owe taxes to the state where I resided at the time of vesting in the Award and/or to the state where I reside when the Deferred Awards are settled, if different.

8. I understand, acknowledge and agree that the Administrator has the discretion to make all determinations and decisions regarding any elections set forth on this Election Form.

9. I understand that this Election Form and the elections made hereunder are intended to comply with the requirements of Section 409A so that none of the Deferred Awards issuable will be subject to the tax acceleration and additional penalty taxes imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If applicable, I understand that I am solely responsible for any accelerated income taxes and additional taxes and tax penalties imposed by Section 409A.

10. I also understand that this Election Form and the elections made hereunder will in all respects be subject to the terms and conditions of the Policy and the Plan, as applicable. Should any inconsistency exist between this Election Form, the Policy, the Plan, the Award Agreement under which an Award was granted, and/or any applicable law, then the provisions of either the applicable law (including, but not limited to, Section 409A) or the Plan will control, with the Plan subordinated to the applicable law and the Award Agreement and the Policy subordinated to this Election Form.

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By signing this Election Form, I authorize the implementation of the above elections. I understand that my deferral election is irrevocable effective as of the Submission Deadline and may not be changed in the future, except in accordance with the requirements of Section 409A and the procedures specified by the Administrator.

Signed:	Date: ,
PARTICIPANT

Agreed to and accepted:

LYFT, INC.

By:	Date: ,

IMPORTANT DEADLINE: Please remember that if you wish to make any election set forth on this Election Form, then the properly completed Election Form must be signed by you and returned ON OR BEFORE THE SUBMISSION DEADLINE to the Stock Administration at Lyft, Inc. by e-mail to [                        ].

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